Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar/ Kaitlin Ross
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
THIRD QUARTER 2017 RESULTS

•	Overall revenues grew 9.5% from the second quarter of 2017, driven by completion and remedial activity

•	Reported net loss of $13.8 million, compared to a reported net loss of $23.9 million in the second quarter

•	Adjusted EBITDA of $26.5 million, or 11% of revenue, for the third quarter

•	Enhanced liquidity through entry into new $100 million ABL facility, upsized to $120 million in October

FORT WORTH, Texas - November 2, 2017 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the third quarter ended September 30, 2017.
Basic emerged from its Chapter 11 bankruptcy pursuant to a prepackaged plan of reorganization on December 23, 2016. Upon emergence from the Chapter 11 bankruptcy, the Company adopted fresh start accounting, which resulted in Basic becoming a new entity for accounting and financial reporting purposes upon emergence. As such, the application of fresh start accounting was reflected in Basic’s balance sheet as of December 31, 2016 and all fresh start accounting adjustments were included in its consolidated statement of operations for the year ended December 31, 2016. Due to these adjustments, the financial statements as of September 30, 2017 are not comparable with information provided for periods prior to December 31, 2016.

THIRD QUARTER 2017 HIGHLIGHTS

Third quarter 2017 revenue increased 9.5% to $233.5 million from $213.3 million in the second quarter of 2017, as the drilling rig count and completion activity levels continued to increase. However, third quarter was negatively impacted by an estimated loss of $3.0 million in revenue related to Hurricane Harvey. In the third quarter of 2016, Basic generated $141.6 million in revenue.

Exhibit 99.1

For the third quarter of 2017, Basic reported a net loss of $13.8 million, or a loss of $0.53 per basic and diluted share, which compares to a net loss of $23.9 million, or a loss of $0.92 per basic and diluted share for the second quarter of 2017, and a net loss of $92.1 million, or a loss of $2.16 per basic and diluted share in the third quarter of 2016.

	Three months ended September 30, 2017
	(in millions)	EPS
Special Items (adjusted for tax)	(Unaudited)
Net loss, as reported	$(13.8)	$(0.53)
Due diligence on business development activities	2.4	0.09
AMT tax credit utilization	1.7	0.06
Valuation allowance on federal deferred tax assets	3.6	0.14
Adjusted net loss	$(6.1)	$(0.24)

Excluding the impact of these special items listed above, Basic reported a net loss of $6.1 million, or a loss of $0.24 per basic and diluted share in the third quarter of 2017. Excluding special items, the Company reported a net loss of $14.7 million, or a loss of $0.57 per basic and diluted share, in the second quarter of 2017.
Roe Patterson, Basic’s President and Chief Executive Officer, stated, “We are very pleased with our third quarter results as we delivered a better than anticipated increase in revenue driven by a continued recovery in all of our oil-related business segments, especially in the completion and remedial services segment. While the 9.5% increase in revenue was ahead of our expectations, we suffered weather interruptions of $6.6 million during the third quarter, of which Hurricane Harvey represented approximately $3 million.
“Though we continue to see some rate traction on our production-oriented services, and more on the completion side of the business, most markets remain highly competitive. Our customers are taking advantage of more stable oil prices and have maintained steady drilling, completion and well maintenance activities. From an adjusted earnings standpoint, the third quarter delivered sequentially greater monthly results despite the impact of severe weather during the quarter. Increased activity and improved pricing allowed us to deliver an adjusted EBITDA of $26.5 million in the third quarter, which was significantly higher than the $12 million of adjusted EBITDA we posted in the second quarter. The adjusted EBITDA run-rate as we exited the quarter in September was the highest we experienced for the quarter.
“This improved performance was led by our pressure pumping, coiled tubing, and other completion and remedial product lines, with all of our frac horsepower operating by the end of the quarter. The remaining half of the 74,000 HHP we purchased in the second quarter was placed in service in late August. We also activated our two newest large diameter coil units that were delivered in early July and deployed in the field in early August. In addition to introducing this new equipment, we saw improvements in revenue and margin as we continued to transition our frac fleets to work where we provide all sourcing and logistics to our customers. A few remaining frac programs existed in the first and second quarters in which customers self-sourced most inputs. Our fleets perform best when we can manage all logistics and maximize efficiencies at the field level so we have reoriented this work accordingly. This shift provides our customers with superior service, reduces the potential for downtime and improves our financial performance. On the production services side, we are experiencing some modest increase in activity in both our well servicing and water logistics businesses as well as increased utilization and revenue per rig and truck hour.
“Based on current and near-term projected oil prices, we expect the fourth quarter of 2017 to be very similar to the third quarter in terms of pricing traction and utilization across all lines of business.

Exhibit 99.1

Preliminary feedback from our customers indicates that they currently plan to maintain steady activity levels during the holidays. As a result, the typical seasonal slowdown during the fourth quarter should be offset somewhat by strong demand for our services. Weather interruptions can always alter these future results.
“We also continue to experience a healthy level of inquiries regarding equipment and crew availability for all services into 2018. For the completion and remedial segment, most assets and fleets are being booked well into the second quarter of next year. Therefore, we remain optimistic that our activity levels will remain robust in 2018 if oil prices can remain in their current trading ranges.”
Adjusted EBITDA increased 121% to $26.5 million, or 11% of revenues, for the third quarter of 2017 compared to $12.0 million, or 6% of revenues, in the second quarter of 2017. In the third quarter of 2016, Basic generated Adjusted EBITDA of ($4.7) million, or (3)% of revenues. Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization (“EBITDA”), the net gain or loss from the disposal of assets, retention expense, due diligence on business development activities, and restructuring expense. EBITDA and Adjusted EBITDA, which are not measures determined in accordance with United States generally accepted accounting principles (“GAAP”), are defined and reconciled in note 2 under the accompanying financial tables.
Business Segment Results

Completion and Remedial Services

Completion and remedial services revenue increased 15% to $123.7 million in the third quarter of 2017 from $107.4 million in the prior quarter. The sequential increase in revenue was primarily due to higher activity levels as we activated the remaining 37,000 hydraulic horsepower ("HHP") that was purchased in the first quarter of 2017 and two newbuild coil tubing units during the quarter. Customers also took advantage of stabilized pricing to reduce the inventory of drilled but uncompleted wells outstanding. In addition, we benefitted from rate increases across all business lines and a seasonal pick-up in rental and fishing revenues. In the third quarter of 2016, this segment generated $49.4 million in revenue.
At September 30, 2017, Basic had approximately 523,000 HHP, up from 518,000 HHP at the end of the previous quarter and 444,000 HHP as of September 30, 2016. This included 413,000 of frac HHP. The entirety of the previously announced 74,000 frac HHP was fully deployed in mid-August. Weighted average total HHP for the third quarter of 2017 was 520,000, up from 488,000 in the second quarter of 2017. Weighted average frac HHP was 394,000 for the third quarter of 2017.
Segment profit in the third quarter of 2017 increased by 50% to $39.2 million compared to $26.2 million in the prior quarter. Segment margin for the third quarter of 2017 increased 730 basis points to 32% compared to 24% during the previous quarter, driven predominantly by the impact of incremental margins on the higher revenue base, improved customer mix driving better profitability and the increase in hydraulic horsepower in the field. During the third quarter of 2016, segment profit was $9.1 million, or 18% of segment revenue.

Water Logistics

Water logistics revenue in the third quarter of 2017 increased 3% to $52.3 million compared to $50.7 million in the prior quarter. Segment revenues grew driven by seasonal improvements and improved pricing, as well as an increase in pipeline utilization and improved disposal utilization. These improvements were partially offset by weather impacts, including the effects of Hurricane Harvey.

Exhibit 99.1

The weighted average number of water logistics trucks increased to 947 during the third quarter of 2017, compared to 943 during the second quarter of 2017 and declined from 962 during the third quarter of 2016. Truck hours were 483,300 in the third quarter, up 2% from 473,500 in the second quarter of 2017. Revenue per truck was $55,300 compared to $53,800 in the second quarter as disposal utilization increased with trucking activity. In the comparable quarter of 2016, average revenue per truck was $49,100.
Segment profit in the third quarter of 2017 increased by 21% to $11.1 million, compared to a profit of $9.2 million in the second quarter of 2017. Margins improved 300 basis points on the incremental impact of higher revenues, offset by weather impacts of approximately 75 basis points related to Hurricane Harvey. Segment profit in the same period in 2016 was $7.9 million, or 17% of segment revenue.

Well Servicing

Well servicing revenues increased 3% to $54.6 million during the third quarter of 2017 compared to $53.1 million in the prior quarter led by stable utilization rates partially offset by weather impact of approximately $1.2 million in the third quarter. Well servicing revenues were $43.2 million in the third quarter of 2016. Net revenues from the Taylor manufacturing operations were $300,000 in the third quarter of 2017 compared to $905,000 in the prior quarter and $380,000 in the third quarter of 2016.
At September 30, 2017, the well servicing rig count was 421, the same as the end of the prior quarter and at September 30, 2016. Rig hours were 165,200 in the third quarter of 2017, up 2% compared to 162,300 hours in the second quarter of 2017 and up 21% from 136,600 hours in the comparable quarter of last year. Rig utilization was 55% in the third quarter of 2017, compared to 54% in the prior quarter and up from 45% in the third quarter of 2016.
Excluding revenues associated with the Taylor manufacturing operations, revenue per well servicing rig hour was $329 in the third quarter of 2017, 2% higher compared to $321 in the previous quarter and up 5% from $313 reported in the third quarter of 2016.
Segment profit in the third quarter of 2017 improved slightly to $11.4 million, compared to $11.3 million in the prior quarter and increased 40% from $8.1 million during the same period in 2016. Segment profit margin was 21% in the third quarter of 2017, as well as in the prior quarter. Margins remained consistent as seasonal increases in activity were offset by the weather impact from Hurricane Harvey. In the third quarter of 2016, segment profit was 19% of segment revenue. Segment profit from the Taylor manufacturing operations was $14,000 in the third quarter of 2017 compared to $89,000 in the previous quarter.

Contract Drilling

Contract drilling revenues increased by 35% to $2.8 million during the third quarter of 2017 from $2.1 million in the prior quarter. During the third quarter of 2016, this segment generated $1.8 million in revenue. Basic marketed 11 drilling rigs during the third quarter of 2017, down one from 12 in the previous quarter as well as the third quarter of 2016. Only one rig was active through the entire third quarter. Revenue per drilling day in the third quarter of 2017 was up 33% to $31,000 compared to $23,300 in the previous quarter and up from $20,100 in the third quarter of 2016 on higher contract drilling trucking revenues.
Rig operating days during the third quarter of 2017 increased to 92 compared to 91 in the prior quarter, resulting in rig utilization of 9% during the third quarter of 2017 compared to 8% during the prior quarter. In the comparable period in 2016, rig operating days were 92, producing a utilization of 8%.

Exhibit 99.1

Segment profit in the third quarter of 2017 was $301,000 compared to $254,000 in the prior quarter and $164,000 in the third quarter of 2016. Segment margin for the third quarter of 2017 was 11% of segment revenues compared to 12% in the prior quarter. Last year in the comparable period, segment margin was 9%.

G&A Expense
Reported general and administrative (“G&A”) expense for the third quarter of 2017 was $39.2 million compared to a reported G&A expense for the second quarter of 2017 of $36.0 million. Excluding costs associated with business development activity, G&A expense in the third quarter of 2017 was $35.5 million, or 15% of revenue, compared to $35.0 million, or 16% of revenue, in the prior quarter. G&A expense in the third quarter of 2016 was $30.1 million, or 21% of revenue.
Interest Expense
Net interest expense for the third quarter of 2017 was $8.9 million compared to $9.2 million in the second quarter of 2017. These amounts include interest on Basic’s term loan facility and capital leases, as well as approximately $1.9 million of non-cash interest expense related to the accretion of fair value discounts on the Company’s debt. Net interest expense was $24.0 million in the third quarter of 2016.
Tax Benefit
Basic’s tax benefit for the third quarter of 2017 was $1.7 million compared to $0 in the second quarter of 2017. The benefit is a result of accelerating the utilization of alternative minimum tax credits. The third quarter of 2017 represents an effective tax benefit rate of 11%, compared to 0% in the prior quarter. Excluding the valuation allowance related to the temporary impairments of the deferred tax assets of $3.4 million, the operating effective tax benefit of $5.7 million in the third quarter of 2017 translated into an effective tax benefit rate of 48%.
Cash and Total Liquidity
On September 30, 2017, Basic had cash and cash equivalents of approximately $43.1 million, compared to $34.2 million at June 30, 2017 and $34.3 million on September 30, 2016.
On September 29, 2017, Basic terminated its existing $75 million credit facility and entered into a new $100 million accounts receivable securitization facility (“ABL”). This ABL is secured by Basic’s accounts receivable, with the ability to increase the size by $50 million.
On October 27, 2017, Basic entered into an agreement to increase the aggregate commitments of the new ABL facility by $20 million, to a total of $120 million.
In addition, Basic had restricted cash in the amount of $48 million at September 30, 2017.
The borrowing base of the ABL was $95 million at September 30, 2017. Borrowings under the ABL were $64 million, including $45 million for the cash collateralization of letters of credit, $15 million for working capital purposes and $4 million for fees associated with the ABL.
Availability under the ABL at September 30 was $31 million, which was not subject to covenant restrictions.
At September 30, 2017, total liquidity was approximately $74 million, which included the $31 million of availability under Basic’s ABL previously discussed.

Exhibit 99.1

Capital Expenditures
Total capital expenditures during the third quarter of 2017 were approximately $28.9 million (including capital leases and other financing of $11.8 million), comprised of $1.6 million for expansion projects, $26.6 million for sustaining and replacement projects and $672,000 for other projects. Expansion capital spending included $1.1 million for the well servicing segment, $461,000 for the completion and remedial services segment, and $68,000 for the water logistics segment. Other capital expenditures were mainly for facilities and IT infrastructure.
Basic currently anticipates 2017 capital expenditures of $135 million, including $70 million of capital leases and other financings. This includes committed expansion capital expenditures of $45 million in 2017. The expansion capital consists of $43 million for completion and remedial services and $2 million for the well servicing segment.

Conference Call

Further details are provided in the presentation for our quarterly conference call to review third quarter 2017 results, available in the investor relations section of our corporate website, www.basicenergyservices.com. Basic will host a conference call to discuss its third quarter 2017 results on Friday, November 3, 2017, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of Basic’s corporate website, www.basicenergyservices.com.
A telephonic replay of the conference call will be available until November 17, 2017 and may be accessed by calling (201) 612-7415 and using pass code 13670801#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.

About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The Company employs over 4,000 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas, California and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) Basic's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition

Exhibit 99.1

within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of Basic’s Form 10-K for the year ended December 31, 2016 and subsequent Form 10-Qs filed with the SEC. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$123,650	49,425	$311,466	125,348
Water logistics	52,333	47,178	153,279	142,919
Well servicing	54,629	43,160	156,302	118,891
Contract drilling	2,848	1,847	7,728	4,812
Total revenues	233,460	141,610	628,775	391,970
Expenses:
Completion and remedial services	84,481	40,292	232,932	107,941
Water logistics	41,281	39,268	124,399	119,053
Well servicing	43,219	35,028	125,931	101,345
Contract drilling	2,547	1,683	6,818	4,612
General and administrative (1)	39,235	30,065	109,478	86,706
Depreciation and amortization	29,478	53,142	80,846	164,141
Restructuring Costs	—	10,470	—	10,470
(Gain) loss on disposal of assets	26	(128)	(664)	133
Goodwill Impairment	—	646	—	646
Total expenses	240,267	210,466	679,740	595,047
Operating loss	(6,807)	(68,856)	(50,965)	(203,077)
Other income (expense):
Interest expense	(8,892)	(23,953)	(27,181)	(67,188)
Interest income	5	14	23	23
Bargain purchase gain on acquisition	—	662	—	662
Other income	109	37	344	378
Loss before income taxes	(15,585)	(92,096)	(77,779)	(269,202)
Income tax benefit (expense)	1,740	(1)	1,366	3,883
Net loss	$(13,845)	(92,097)	$(76,413)	(265,319)
Loss per share of common stock:
Basic	$(0.53)	$(2.16)	$(2.94)	$(6.32)
Diluted	$(0.53)	$(2.16)	$(2.94)	$(6.32)

Other Financial Data:
EBITDA (2)	$22,780	(15,015)	$30,225	(37,896)
Adjusted EBITDA (2)	26,543	(4,673)	37,319	(27,293)
Capital expenditures:
Property and equipment	14,550	11,346	48,295	22,907

	As of
	September 30,	December 31,
	2017	2016
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$43,168	$98,875
Net property and equipment	516,371	488,848
Total assets	861,145	768,160
Total long-term debt	269,330	184,752
Total stockholders' equity	354,572	414,408

Exhibit 99.1

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Segment Data:	(Unaudited)		(Unaudited)
Completion and Remedial Services
Segment profits as a percent of revenue	32%	18%	25%	14%

Water Logistics
Weighted average number of fluid service trucks	947	962	942	974
Truck hours (000's)	483.3	499.9	1,441.1	1,495.8
Revenue per fluid service truck (000's)	$55	$49	$163	$147
Segment profits per fluid service truck (000's)	$12	$8	$31	$25
Segment profits as a percent of revenue	21%	17%	19%	17%

Well Servicing
Weighted average number of rigs	421	421	421	421
Rig hours (000's)	165.2	136.6	485.1	358.7
Rig utilization rate	55%	45%	54%	40%
Revenue per rig hour, excluding manufacturing	$329	$313	$319	$314
Well servicing rig profit per rig hour	$69	$60	$62	$49
Segment profits as a percent of revenue	21%	19%	19%	15%

Contact Drilling
Weighted average number of rigs	11	12	11	12
Rig operating days	92	92	318	274
Drilling utilization rate	9%	8%	9%	8%
Revenue per day	$31,000	$20,100	$24,300	$17,600
Drilling rig profit per day	$3,300	$1,800	$2,900	$700
Segment profits as a percent of revenue	11%	9%	12%	4%

Exhibit 99.1

(1) Includes approximately $6,302,000 and $2,550,000 of non-cash compensation expense for the three months ended September 30, 2017 and 2016, respectively, and $17,748,000 and $7,853,000 for the nine months ended September 30, 2017 and 2016, respectively.

(2)    This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net loss) before interest, taxes, depreciation, amortization, retention expense, due diligence for business development activities, restructuring costs, and the gain or loss on disposal of assets or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, Basic believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

● The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;
● The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and
● Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

● EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;
● EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;
● EBITDA does not reflect income taxes;
     ●    Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

● Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:
● Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;
● Adjusted EBITDA does not reflect Basic’s retention expense;
● Adjusted EBITDA does not reflect Basic’s due diligence for business development activities;
● Adjusted EBITDA does not reflect Basic’s restructuring costs; and
● Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA, which is the most comparable GAAP performance measure, for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to EBITDA:
Net loss	$(13,845)	$(92,097)	$(76,413)	$(265,319)
Income taxes	(1,740)	1	(1,366)	(3,883)
Net interest expense	8,887	23,939	27,158	67,165
Depreciation and amortization	29,478	53,142	80,846	164,141
EBITDA	$22,780	$(15,015)	$30,225	$(37,896)

The following table presents a reconciliation of net loss to “Adjusted EBITDA,” which means our EBITDA excluding the gain or loss on disposal of assets, retention expense, due diligence on business development activities, and restructuring expense:

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
	Successor	Predecessor	Successor	Predecessor
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(13,845)	$(92,097)	$(76,413)	$(265,319)
Income taxes	(1,740)	1	(1,366)	(3,883)
Net interest expense	8,887	23,939	27,158	67,165
Depreciation and amortization	29,478	53,142	80,846	164,141
(Gain) loss on disposal of assets	26	(128)	(664)	133
Retention expense	—	—	1,357	—
Due diligence for business development activities	3,737	—	3,737	—
Restructuring expense	—	10,470	2,664	10,470
Adjusted EBITDA	$26,543	$(4,673)	$37,319	$(27,293)